Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact - Chris Forrey investor@bc.com	Media Contact - Lisa Tschampl mediarelations@bc.com

For Immediate Release: May 6, 2024

Boise Cascade Company Reports First Quarter 2024 Results

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $104.1 million, or $2.61 per share, on sales of $1.6 billion for the first quarter ended March 31, 2024, compared with net income of $96.7 million, or $2.43 per share, on sales of $1.5 billion for the first quarter ended March 31, 2023.

"I am pleased with the strong financial results that our team delivered during the first quarter. As expected, it was a period influenced by seasonal factors and the relative strength of new single-family starts," stated Nate Jorgensen, CEO. "As we enter the second quarter, economic and geopolitical uncertainties are prevalent, and the extent of the potential impact on the broader economy and residential construction activity is unknown. Despite the near-term environment, an undersupply of single-family homes remains, and I have great confidence in our team as we stay focused on the effective deployment of our outstanding balance sheet in support of our stakeholders."

First Quarter 2024 Highlights

	1Q 2024	1Q 2023	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$1,645,420	$1,544,329	7%
Net income	104,124	96,733	8%
Net income per common share - diluted	2.61	2.43	7%
Adjusted EBITDA [1]	168,496	158,674	6%
Segment Results
Wood Products sales	$468,928	$437,428	7%
Wood Products income	71,238	69,395	3%
Wood Products EBITDA [1]	95,622	93,185	3%
Building Materials Distribution sales	1,505,021	1,379,242	9%
Building Materials Distribution income	72,463	69,685	4%
Building Materials Distribution EBITDA [1]	83,570	76,755	9%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In first quarter 2024, total U.S. housing starts and single-family housing starts increased 1% and 27%, respectively, compared to the same period in 2023. Single-family housing starts are the key demand driver for our sales.

Wood Products

Wood Products' sales, including sales to Building Materials Distribution (BMD), increased $31.5 million, or 7%, to $468.9 million for the three months ended March 31, 2024, from $437.4 million for the three months ended March 31, 2023. The increase in sales was driven by higher sales volumes for I-joists and LVL (collectively referred to as EWP), as well as higher plywood sales prices. These increases were offset partially by decreased sales prices for EWP, as well as lower plywood sales volumes and other sales related to residual byproducts and lumber. Wood Products' segment income increased $1.8 million to $71.2 million for the three months ended March 31, 2024, from $69.4 million for the three months ended March 31, 2023. The increase in segment income was due primarily to higher EWP sales volumes and higher plywood sales prices. These increases in segment income were offset partially by lower EWP prices and higher wood fiber costs.

Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	1Q 2024 vs. 1Q 2023	1Q 2024 vs. 4Q 2023

Average Net Selling Prices
LVL	(8)%	(4)%
I-joists	(7)%	(4)%
Plywood	3%	1%
Sales Volumes
LVL	31%	16%
I-joists	46%	5%
Plywood	(8)%	2%

Building Materials Distribution

BMD's sales increased $125.8 million, or 9%, to $1,505.0 million for the three months ended March 31, 2024, from $1,379.2 million for the three months ended March 31, 2023. Compared with the same quarter in the prior year, the increase in sales was driven by sales volume increases of 12%, offset partially by sales price decreases of 3%. By product line, commodity sales increased 1%, general line product sales increased 16%, and EWP sales (substantially all of which are sourced through our Wood Products segment) increased 12%. BMD segment income increased $2.8 million to $72.5 million for the three months ended March 31, 2024, from $69.7 million for the three months ended March 31, 2023. The increase in segment income was driven by a gross margin increase of $22.9 million, resulting primarily from higher sales volumes and improved margins on general line and commodity products. The gross margin improvement was offset partially by increased selling and distribution expenses and depreciation and amortization expense of $16.5 million and $4.0 million, respectively.

Balance Sheet and Liquidity

Boise Cascade ended first quarter 2024 with $890.2 million of cash and cash equivalents and $395.7 million of undrawn committed bank line availability, for total available liquidity of $1,286.0 million. The Company had $445.5 million of outstanding debt at March 31, 2024.

Capital Allocation

We expect capital expenditures in 2024, excluding potential acquisition spending, to total approximately $250 million to $270 million.

On May 2, 2024, our board of directors declared a quarterly dividend of $0.20 per share on our common stock, payable on June 17, 2024, to stockholders of record on June 3, 2024.

For the three months ended March 31, 2024, the Company paid $27.0 million for the repurchase of 205,938 shares of our common stock. As of March 31, 2024, approximately 1.7 million shares were available for repurchase under our existing share repurchase program.

Outlook

Demand for the products we manufacture, as well as the products we purchase and distribute, is correlated with new residential construction, residential repair-and-remodeling activity and light commercial construction. Residential construction, particularly new single-family construction, is the key demand driver for the products we manufacture and distribute. Current industry forecasts for 2024 U.S. housing starts are generally consistent with actual housing starts of 1.42 million in 2023, as reported by the U.S. Census Bureau. Home affordability remains a challenge for many consumers due to the cost of housing combined with elevated mortgage rates. However, with low unemployment and an undersupply of existing housing stock available for sale, new residential construction is expected to remain an important source of supply for homebuyers. Recent pressures on multi-family starts are expected to continue due to increased capital costs for developers combined with cooling rents and elevated supply. Regarding home improvement spending, the age of U.S. housing stock and elevated levels of homeowner equity have provided a favorable backdrop for repair-and-remodel spending. In 2023, year-over-year growth rates in renovation spending moderated due to economic uncertainty and higher borrowing costs. While home improvement spending is expected to remain healthy compared to history, recent industry forecasts project mid-single-digit declines in 2024. Ultimately, macroeconomic factors, the level and expectations for mortgage rates, home affordability, home equity levels, and other factors will likely influence the near-term demand environment for the products we manufacture and distribute.

As a manufacturer of certain commodity products, we have sales and profitability exposure to declines in commodity product prices and rising input costs. Our distribution business purchases and resells a broad mix of products with periods of increasing prices providing the opportunity for higher sales and increased margins, while declining price environments expose us to declines in sales and profitability. Future product pricing, particularly commodity products pricing and input costs, may be volatile in response to economic uncertainties, industry operating rates, supply-related disruptions, transportation constraints or disruptions, net import and export activity, inventory levels in various distribution channels, and seasonal demand patterns.

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call to discuss first quarter earnings on Tuesday, May 7, 2024, at 11 a.m. Eastern.

To join the webcast, go to the Investors section of our website at www.bc.com/investors and select the Event Calendar link. Analysts and investors who wish to ask questions during the Q&A session can register for the call here.

The archived webcast will be available in the Investors section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

We refer to the terms EBITDA and Adjusted EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps.

We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income or segment income have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding our outlook. Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, our ability to efficiently and effectively integrate the BROSCO acquisition, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data) (unaudited)

	Three Months Ended
	March 31		December 31, 2023
	2024	2023

Sales	$1,645,420	$1,544,329	$1,644,256

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,307,439	1,230,635	1,310,062
Depreciation and amortization	35,850	31,186	39,085
Selling and distribution expenses	144,110	128,788	143,796
General and administrative expenses	25,117	26,463	30,241
Other (income) expense, net	(78)	(345)	(104)
	1,512,438	1,416,727	1,523,080

Income from operations	132,982	127,602	121,176

Foreign currency exchange gain (loss)	(299)	(73)	362
Pension expense (excluding service costs)	(37)	(41)	(41)
Interest expense	(6,070)	(6,361)	(6,445)
Interest income	10,597	9,685	13,142
Change in fair value of interest rate swaps	(220)	(804)	(993)
	3,971	2,406	6,025

Income before income taxes	136,953	130,008	127,201
Income tax provision	(32,829)	(33,275)	(29,666)
Net income	$104,124	$96,733	$97,535

Weighted average common shares outstanding:
Basic	39,608	39,593	39,653
Diluted	39,956	39,838	40,020

Net income per common share:
Basic	$2.63	$2.44	$2.46
Diluted	$2.61	$2.43	$2.44

Dividends declared per common share	$0.20	$0.15	$5.20

Wood Products Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended
	March 31		December 31, 2023
	2024	2023

Segment sales	$468,928	$437,428	$449,676

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	357,721	327,739	340,845
Depreciation and amortization	24,384	23,790	28,565
Selling and distribution expenses	10,551	11,678	11,215
General and administrative expenses	5,020	5,178	4,844
Other (income) expense, net	14	(352)	79
	397,690	368,033	385,548

Segment income	$71,238	$69,395	$64,128

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	76.3%	74.9%	75.8%
Depreciation and amortization	5.2%	5.4%	6.4%
Selling and distribution expenses	2.3%	2.7%	2.5%
General and administrative expenses	1.1%	1.2%	1.1%
Other (income) expense, net	—%	(0.1%)	—%
	84.8%	84.1%	85.7%

Segment income	15.2%	15.9%	14.3%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended
	March 31		December 31, 2023
	2024	2023

Segment sales	$1,505,021	$1,379,242	$1,492,614

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,278,421	1,175,550	1,265,493
Depreciation and amortization	11,107	7,070	10,116
Selling and distribution expenses	133,614	117,110	132,635
General and administrative expenses	9,534	10,030	14,100
Other (income) expense, net	(118)	(203)	(227)
	1,432,558	1,309,557	1,422,117

Segment income	$72,463	$69,685	$70,497

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	84.9%	85.2%	84.8%
Depreciation and amortization	0.7%	0.5%	0.7%
Selling and distribution expenses	8.9%	8.5%	8.9%
General and administrative expenses	0.6%	0.7%	0.9%
Other (income) expense, net	—%	—%	—%
	95.2%	94.9%	95.3%

Segment income	4.8%	5.1%	4.7%

Segment Information
(in thousands) (unaudited)

	Three Months Ended
	March 31		December 31, 2023
	2024	2023
Segment sales
Wood Products	$468,928	$437,428	$449,676
Building Materials Distribution	1,505,021	1,379,242	1,492,614
Intersegment eliminations	(328,529)	(272,341)	(298,034)
Total net sales	$1,645,420	$1,544,329	$1,644,256

Segment income
Wood Products	$71,238	$69,395	$64,128
Building Materials Distribution	72,463	69,685	70,497
Total segment income	143,701	139,080	134,625
Unallocated corporate costs	(10,719)	(11,478)	(13,449)
Income from operations	$132,982	$127,602	$121,176

Segment EBITDA
Wood Products	$95,622	$93,185	$92,693
Building Materials Distribution	83,570	76,755	80,613

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands) (unaudited)

	March 31, 2024	December 31, 2023

ASSETS

Current
Cash and cash equivalents	$890,247	$949,574
Receivables
Trade, less allowances of $4,020 and $3,278	480,579	352,780
Related parties	225	181
Other	13,476	20,740
Inventories	814,596	712,369
Prepaid expenses and other	17,549	21,170
Total current assets	2,216,672	2,056,814

Property and equipment, net	934,286	932,633
Operating lease right-of-use assets	61,378	62,868
Finance lease right-of-use assets	24,172	24,003
Timber deposits	6,898	7,208
Goodwill	170,254	170,254
Intangible assets, net	185,836	190,743
Deferred income taxes	4,748	4,854
Other assets	10,184	9,269
Total assets	$3,614,428	$3,458,646

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data) (unaudited)

	March 31, 2024	December 31, 2023

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$460,244	$310,175
Related parties	1,281	1,501
Accrued liabilities
Compensation and benefits	69,308	149,561
Income taxes payable	21,774	—
Interest payable	5,083	9,958
Other	127,036	122,921
Total current liabilities	684,726	594,116

Debt
Long-term debt	445,502	445,280

Other
Compensation and benefits	39,223	40,189
Operating lease liabilities, net of current portion	54,850	56,425
Finance lease liabilities, net of current portion	28,347	28,084
Deferred income taxes	87,078	82,014
Other long-term liabilities	17,500	16,874
	226,998	223,586

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 45,127 and 44,983 shares issued, respectively	451	450
Treasury stock, 5,649 and 5,443 shares at cost, respectively	(172,377)	(145,335)
Additional paid-in capital	553,821	560,697
Accumulated other comprehensive loss	(509)	(517)
Retained earnings	1,875,816	1,780,369
Total stockholders' equity	2,257,202	2,195,664
Total liabilities and stockholders' equity	$3,614,428	$3,458,646

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Three Months Ended March 31
	2024	2023
Cash provided by (used for) operations
Net income	$104,124	$96,733
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	36,621	31,853
Stock-based compensation	4,105	3,324
Pension expense	37	41
Deferred income taxes	5,062	3,393
Change in fair value of interest rate swaps	220	804
Other	55	(518)
Decrease (increase) in working capital, net of acquisitions
Receivables	(119,235)	(111,253)
Inventories	(103,331)	(41,247)
Prepaid expenses and other	(1,689)	(1,428)
Accounts payable and accrued liabilities	75,041	36,181
Income taxes payable	25,834	28,631
Other	618	1,478
Net cash provided by operations	27,462	47,992

Cash provided by (used for) investment
Expenditures for property and equipment	(34,330)	(30,063)
Acquisitions of businesses and facilities, net of cash acquired	(3,387)	—
Proceeds from sales of assets and other	559	565
Net cash used for investment	(37,158)	(29,498)

Cash provided by (used for) financing
Treasury stock purchased	(26,971)	(1,482)
Dividends paid on common stock	(11,205)	(8,258)
Tax withholding payments on stock-based awards	(10,980)	(5,926)
Other	(475)	(451)
Net cash used for financing	(49,631)	(16,117)

Net increase (decrease) in cash and cash equivalents	(59,327)	2,377

Balance at beginning of the period	949,574	998,344

Balance at end of the period	$890,247	$1,000,721

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2023 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2024 and 2023, and December 31, 2023:

	Three Months Ended
	March 31		December 31, 2023
	2024	2023
	(in thousands)
Net income	$104,124	$96,733	$97,535
Interest expense	6,070	6,361	6,445
Interest income	(10,597)	(9,685)	(13,142)
Income tax provision	32,829	33,275	29,666
Depreciation and amortization	35,850	31,186	39,085
EBITDA	168,276	157,870	159,589
Change in fair value of interest rate swaps	220	804	993
Adjusted EBITDA	$168,496	$158,674	$160,582

The following table reconciles segment income and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended March 31, 2024 and 2023, and December 31, 2023:

	Three Months Ended
	March 31		December 31, 2023
	2024	2023
	(in thousands)
Wood Products
Segment income	$71,238	$69,395	$64,128
Depreciation and amortization	24,384	23,790	28,565
EBITDA	$95,622	$93,185	$92,693

Building Materials Distribution
Segment income	$72,463	$69,685	$70,497
Depreciation and amortization	11,107	7,070	10,116
EBITDA	$83,570	$76,755	$80,613

Corporate
Unallocated corporate costs	$(10,719)	$(11,478)	$(13,449)
Foreign currency exchange gain (loss)	(299)	(73)	362
Pension expense (excluding service costs)	(37)	(41)	(41)
Change in fair value of interest rate swaps	(220)	(804)	(993)
Depreciation and amortization	359	326	404
EBITDA	(10,916)	(12,070)	(13,717)
Change in fair value of interest rate swaps	220	804	993
Corporate adjusted EBITDA	$(10,696)	$(11,266)	$(12,724)

Total Company adjusted EBITDA	$168,496	$158,674	$160,582